Exhibit 4.26

(English Translation)

Three-Party Debt Service Agreement

Party A: Daqo Group Co., Ltd. (hereinafter “Party A”)

Party B: Xinjiang Daqo New Energy Co., Ltd. (hereinafter “Party B”)

Party C: Xinjiang Daqo Investment Co., Ltd. (hereinafter “Party C”)

Date:

Whereas, Party A has lent RMB 47,256,274.89 in total to Party C from the year 2011 to the year 2018, and as of October 31, 2018, upon verification of the statements by the parties, it is concluded that Party C still owes RMB 47,256,274.89 to Party A.

Upon amicable negotiation, Party A, Party B and Party C agree as follows with respect to the amount of RMB 47,256,274.89 owed by Party C to Party A:

1. Party B agrees to repay the debt of RMB 47,256,274.89 to Party A for Party C;

2. The debt of RMB 47,256,274.89 between Party A and Party C will be discharged;

3. Party A owns a claim of RMB 47,256,274.89 against Party B, and Party B owns a claim of RMB 47,256,274.89 against Party C;

4. This Agreement shall take effect upon signature and seal by Party A, Party B and Party C. If any dispute arises during performance of this Agreement, the three parties shall try to solve the dispute through amicable negotiation, failing which either Party may submit the dispute to the Shihezi Branch of Karamay Arbitration Commission for arbitration, and the arbitral award shall be final and conclusive;

5. This Agreement is made in triplicate, with each party holding one copy.

Party A: Daqo Group Co., Ltd.

(Company seal of Daqo Group Co., Ltd.)

Party B: Xinjiang Daqo New Energy Co., Ltd.

(Company seal of Xinjiang Daqo New Energy Co., Ltd.)

Party C: Xinjiang Daqo Investment Co., Ltd.

(Company seal of Xinjiang Daqo Investment Co., Ltd.)